Exhibit 99.1
Tyler Technologies Reports Earnings
For First Quarter 2011
Net Income Grows 18 Percent
DALLAS — April 28, 2011 — Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the quarter ended March 31, 2011. Tyler reported total revenue of $73.4 million and net income of $5.7 million, or $0.17 per diluted share. In the same quarter last year, the Company had revenue of $69.8 million and net income of $4.9 million, or $0.13 per diluted share. Gross margin increased 140 basis points to 44.4 percent compared to 43.0 percent in the year-ago quarter.
Recurring software revenues from maintenance and subscriptions was $42.5 million in the first quarter of 2011, an increase of 9.8 percent compared to the first quarter of 2010, and comprised 57.9 percent of the quarter’s total revenue.
Excluding capital expenditures associated with real estate, free cash flow for the first quarter of 2011 was $16.3 million (cash provided by operating activities of $17.5 million minus capital expenditures of $1.2 million) compared to $5.9 million (cash provided by operating activities of $6.9 million minus capital expenditures of $1.0 million) in the first quarter of last year. Including real estate capital expenditures of $6.6 million and $1.2 million in the first quarters of 2011 and 2010, respectively, free cash flow for the current quarter was $9.7 million compared to $4.7 million for the same period in 2010.
EBITDA, or earnings before interest, income taxes, depreciation and amortization, increased 15 percent to $12.4 million in the first quarter of 2011, compared to $10.8 million in the prior-year quarter.
Total backlog was $262.1 million at March 31, 2011, up 20 percent from $218.8 million at March 31, 2010. Software-related backlog (excluding appraisal services) was $233.2 million compared to $195.9 million at March 31, 2010.
Tyler ended the first quarter of 2011 with $4.4 million in cash and investments and $119.2 million of availability under its $150.0 million revolving line of credit. During the first quarter, Tyler repurchased approximately 335,000 shares of its common stock at an average price of $20.43 per share. As of March 31, 2011, the Company was authorized to repurchase up to 2.4 million additional shares.
“We are pleased to have grown revenues and earnings in the first quarter, considering that our market environment remains challenging,” said John Marr Jr., Tyler’s president and chief executive officer. “Softness in the new-business market and delays in signing new contracts, as well as an increase in the number of customers opting for our SaaS offerings, impacted our license and professional service revenues for the quarter, which both declined compared to last year. However, continued strength in our recurring revenues from maintenance and subscriptions more than offset those declines, resulting in overall revenue growth of 5 percent. For the quarter, maintenance revenue increased more than 6 percent, subscriptions revenue increased approximately 33 percent, and these recurring revenues now comprise about 58 percent of our total revenues.
“Despite the lack of growth in new software licenses and services, our gross margin and operating margin both improved, with lower selling, general and administrative expenses and a 23 percent increase in operating income. We achieved these results while continuing to invest aggressively in product development, as our research

Tyler Technologies Reports Earnings
For First Quarter 2011
April 28, 2011

and development expenses increased more than 29 percent from the same period last year. In addition, free cash flow for the quarter was very strong, and more than doubled that of last year’s first quarter.
“First-quarter results, while somewhat mixed, were generally encouraging, and activity in our new-business pipelines remains at a high level,” said Mr. Marr. “However, as in the past several quarters, we continue to experience extended sales cycles and longer implementation timelines, reflecting local government budget pressures. As a result, the timing of both new contract signings and revenue recognition after signing remains somewhat unpredictable, as evidenced by the wide range of new bookings in recent quarters.”
Annual Guidance for 2011
Total revenues for 2011 are currently expected to be in the range of $305 million to $310 million. Tyler expects that diluted earnings per share will be approximately $0.74 to $0.79. These estimates include assumed pretax non-cash stock-based compensation expense of approximately $6.5 million, or $0.15 per share after taxes. The Company currently estimates that its effective tax rate for 2011 will be approximately 39.6 percent. Tyler expects that capital expenditures for the year will be between $11.5 million and $12.0 million, including approximately $6.6 million related to real estate, and that depreciation and amortization expense will be between $10.5 million and $11.0 million.
Tyler Technologies will hold a conference call on Friday, April 29 at noon Eastern Time to discuss the Company’s results. To participate in the teleconference, please dial into the call a few minutes before the start time: (877) 723-9519 (U.S. callers) and (719) 325-4900 (international callers), and reference confirmation code 5818620 when prompted. A replay will be available two hours after the completion of the call through May 6, 2011. To access the replay, please dial (888) 203-1112 (U.S. callers) and (719) 457-0820 (international callers) and reference passcode 5818620. The live webcast and archived replay can also be accessed at www.tylertech.com.
About Tyler Technologies, Inc.
Based in Dallas, Tyler Technologies is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector—cities, counties, schools and other government entities—to become more efficient, more accessible and more responsive to the needs of citizens. Tyler’s client base includes more than 9,000 local government offices throughout all 50 states, Canada, the Caribbean and the United Kingdom. Forbes Magazine named Tyler as one of “America’s 200 Best Small Companies” for three consecutive years. More information about Tyler Technologies can be found at www.tylertech.com.
Non-GAAP Measures
This press release discloses the financial measures of EBITDA and free cash flow. These financial measures are not prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. The non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. We believe the presentation of these non-GAAP financial measures provides useful information to users of our financial statements and is helpful to fully understand our past financial performance and prospects for the future. We believe EBITDA and free cash flow are widely used by investors, analysts, and other users of our financial statements to analyze operating performance, provide meaningful comparisons to prior periods and to compare our results to those of other companies, and they provide a more complete understanding
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Tyler Technologies Reports Earnings
For First Quarter 2011
April 28, 2011

of our underlying operational results and trends, as well as our marketplace performance and our ability to generate cash. In addition, we internally monitor and review these non-GAAP financial measures on a consolidated basis as some of the primary indicators management uses to evaluate Company performance and for planning and forecasting future periods. Therefore, management believes that EBITDA and free cash flow provide meaningful supplemental information to the investor to fully assess the financial performance, trends and future prospects of Tyler’s core operations.
This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our customers, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to achieve our financial forecasts due to various factors, including project delays by our customers, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (3) economic, political and market conditions, including the recent global economic and financial crisis, and the general tightening of access to debt or equity capital; (4) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (5) our ability to successfully complete acquisitions and achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (6) competition in the industry in which we conduct business and the impact of competition on pricing, customer retention and pressure for new products or services; (7) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (8) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.
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(Comparative results follow)
Contact: Brian K. Miller
Executive Vice President — CFO
Tyler Technologies, Inc.
(972) 713-3720
brian.miller@tylertech.com
11-19

TYLER TECHNOLOGIES, INC.
CONDENSED INCOME STATEMENTS
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
Software licenses	$6,822	$8,449
Subscriptions	6,964	5,253
Software services	16,764	17,056
Maintenance	35,512	33,416
Appraisal services	6,197	4,275
Hardware and other	1,134	1,371

Total revenues	73,393	69,820

Cost of revenues:
Software licenses	795	707
Acquired software	295	398
Software services, maintenance and subscriptions	35,180	34,881
Appraisal services	3,824	2,877
Hardware and other	676	938

Total cost of revenues	40,770	39,801

Gross profit	32,623	30,019

Selling, general and administrative expenses	17,288	17,561
Research and development expense	4,549	3,516
Amortization of customer and trade name intangibles	804	806

Operating income	9,982	8,136
Other expense, net	(500)	(42)

Income before income taxes	9,482	8,094
Income tax provision	3,754	3,222

Net income	$5,728	$4,872

Earnings per common share:
Basic	$0.18	$0.14

Diluted	$0.17	$0.13

EBITDA (1)	$12,411	$10,785

Weighted average common shares outstanding:
Basic	32,086	35,101
Diluted	33,720	36,655

(1)	Reconciliation of EBITDA

	Three Months Ended March 31,
	2011	2010
Net income	$5,728	$4,872
Amortization of customer and trade name intangibles	804	806
Depreciation and other amortization included in cost of revenues, SG&A and other expenses	1,781	1,843
Interest expense included in other expense, net	344	42
Income tax provision	3,754	3,222

EBITDA	$12,411	$10,785

TYLER TECHNOLOGIES, INC.
CONDENSED BALANCE SHEETS
(Amounts in thousands)

	March 31,
	2011	December 31,
	(Unaudited)	2010
ASSETS

Current assets:
Cash and cash equivalents	$2,248	$2,114
Short-term investments available-for-sale	—	25
Accounts receivable, net	66,474	81,860
Other current assets	9,811	11,344
Deferred income taxes	3,106	3,106

Total current assets	81,639	98,449

Accounts receivable, long-term portion	1,403	1,231
Property and equipment, net	41,386	34,851
Non-current investments available-for-sale	2,126	2,126

Other assets:
Goodwill and other intangibles, net	123,937	125,138
Other	1,912	2,237

Total assets	$252,403	$264,032

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$22,354	$22,059
Deferred revenue	91,792	102,590
Income taxes payable	1,448	—

Total current liabilities	115,594	124,649

Revolving line of credit	22,500	26,500
Deferred income taxes	5,911	5,911
Shareholders’ equity	108,398	106,972

Total liabilities and shareholders’ equity	$252,403	$264,032

TYLER TECHNOLOGIES, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three months ended March 31,
	2011	2010
Cash flows from operating activities:
Net income	$5,728	$4,872
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	2,585	2,649
Share-based compensation expense	1,449	1,465
Excess tax benefit from exercise of share-based arrangements	(272)	(48)
Changes in operating assets and liabilities, exclusive of effects of acquired companies	7,977	(2,004)

Net cash provided by operating activities	17,467	6,934

Cash flows from investing activities:
Proceeds from sales of investments	25	50
Cost of acquisitions, net of cash acquired	—	(9,623)
Additions to property and equipment	(7,804)	(2,238)
Decrease in restricted investments	—	1,000
Decrease (increase) in other	214	(25)

Net cash used by investing activities	(7,565)	(10,836)

Cash flows from financing activities:
Purchase of treasury shares	(6,839)	(2,317)
Decrease in net borrowings on revolving line of credit	(4,000)	—
Contributions from employee stock purchase plan	456	447
Proceeds from exercise of stock options	343	79
Excess tax benefit from exercise of share-based arrangements	272	48

Net cash used by financing activities	(9,768)	(1,743)

Net increase (decrease) in cash and cash equivalents	134	(5,645)
Cash and cash equivalents at beginning of period	2,114	9,696

Cash and cash equivalents at end of period	$2,248	$4,051